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                                                                    EXHIBIT 99.6

                               CORVEL CORPORATION

                        1991 EMPLOYEE STOCK PURCHASE PLAN

                 AS RESTATED AND AMENDED THROUGH AUGUST 7, 1997


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                               CORVEL CORPORATION

                        1991 EMPLOYEE STOCK PURCHASE PLAN


       I.      PURPOSE

               The CorVel Corporation 1991 Employee Stock Purchase Plan (the "Plan"), as restated and amended through August 7, 1997, is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the "Code").

      II.      DEFINITIONS

               For purposes of administration of the Plan, the following terms shall have the meanings indicated:

               BASE SALARY means the regular base earnings paid to an Eligible Employee by one or more Participating Companies during such individual's period of participation in the Plan, plus (i) one hundred percent (100%) of the commissions paid to the such individual during each purchase period in which he or she participates in the Plan and (iii) any salary deferral contributions made by such individual to the Company's Code Section 401(k) Plan during such period. There shall be excluded from the calculation of Base Salary (i) all overtime payments, bonuses, profit-sharing distributions and other incentive-type payments and (ii) all contributions (other than Code Section 401(k) contributions) made by the Company or its Corporate Affiliates for such individual's benefit under any employee benefit or welfare plan now or hereafter established.

               BOARD means the Board of Directors of the Company.

               COMPANY means CorVel Corporation, a Delaware corporation(1), and any corporate successor to all or substantially all of the assets or voting stock of the Company which shall by appropriate action adopt the Plan.

               CORPORATE AFFILIATE means any company which is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of

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(1) The Company was previously known as FORTIS Corporation and assumed all of the rights and responsibilities of FORTIS Corporation, a Minnesota corporation ("FORTIS Minnesota"), with respect to the Plan pursuant to the Agreement and Plan of Merger by and between the Company and FORTIS Minnesota, effective May 16, 1991, under which FORTIS Minnesota changed its state of incorporation from Minnesota to Delaware by merging with and into the Company which was a wholly owned subsidiary of FORTIS Minnesota.

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the Code), including any parent or subsidiary corporation which becomes such after the Effective Date.

               EFFECTIVE DATE means October 1, 1991; provided, however, that any Corporate Affiliate which becomes a Participating Company in the Plan after October 1, 1991 shall designate a subsequent Effective Date with respect to its employee-Participants; provided further, that this Plan shall not be effective until such time as the Company becomes subject to the reporting requirements of
Section 12 of the Securities Exchange Act of 1934.

               ELIGIBLE EMPLOYEE means any person who is regularly engaged, for a period of more than twenty (20) hours per week and more than five (5) months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Section 3121(a) of the Code. However, employees of the Company who, at the start of any purchase period under the Plan, (i) are deemed to be Highly Compensated Employees within the meaning of Section 414(q) of the Code and (ii) hold unvested options to purchase more than 15,000 shares of the Company's common stock under the Company's Restated 1988 Executive Stock Option Plan shall not be treated as Eligible Employees for that purchase period and shall accordingly be ineligible to participate in the Plan for such period.

               PARTICIPANT means any Eligible Employee of a Participating Company who is actively participating in the Plan.

               PARTICIPATING COMPANY means the Company and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Companies in the Plan as of the purchase period to begin October 1, 1992 are listed in attached Schedule A.

               STOCK means shares of the common stock of the Company, par value $.0001 per share.

     III.      ADMINISTRATION

               A. The Plan shall be administered by a committee (the "Committee") consisting of two (2) or more Board members appointed by the Board. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

               B. The Committee is hereby designated as the Plan Administrator and shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

      IV.      PURCHASE PERIODS

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               (a) Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been issued pursuant to purchase rights granted under the Plan or (ii) the Plan shall have been sooner terminated in accordance with Article IX.

               (b) Each purchase period shall have a duration of six (6) months. The initial purchase period will begin October 1, 1991, and subsequent purchase periods will commence at successive six (6)-month intervals from and after that date.

               (c) The Participant shall be granted a separate purchase right for each purchase period in which he or she participates. The purchase right shall be granted on the first day of the purchase period and shall be automatically exercised on the last business day of the purchase period.

               (d) Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company's stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.

               (e) The acquisition of Stock through participation in the Plan for any purchase period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent purchase period.

      V.       ELIGIBILITY AND PARTICIPATION

               (a) Each Eligible Employee of a Participating Company may begin participation in the Plan on the first day of any purchase period following the commencement of his or her employment with the Company or any other Participating Company.

               (b) In order to participate in the Plan for a particular purchase period, an Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designee) during the specified enrollment period for that purchase period.

               (c) The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of $10.00, up to a dollar maximum not in excess of 20% of the Base Salary paid to the Participant during the purchase period. The deduction rate so authorized shall continue in effect for the entire purchase period, unless the Participant shall, prior to the end of the purchase period for which the purchase right is in effect, reduce the rate by filing the appropriate form with the Plan Administrator (or its designee). The reduced rate shall become effective as soon as practicable following the filing of such form. Payroll


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deductions, however, will automatically cease upon the termination of the
Participant's purchase right in accordance with Section VII(d) or (e) below.

      VI.      STOCK SUBJECT TO PLAN

               (a) The Stock purchasable by Participants under the Plan shall, solely in the Board's discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 200,000 shares, (subject to adjustment under subparagraph (b) below), including the 50,000-share increase subject to stockholder approval at the 1997 Annual Stockholders Meeting.

               (b) In the event any change is made to the Stock purchasable under the Plan by reason of any stock dividend, stock split, combination of shares, recapitalization or other change affecting the outstanding Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares purchasable per Participant under any one purchase right, and (iii) the class and number of shares and the price per share in effect under each purchase right at the time outstanding under the Plan.

     VII.      PURCHASE RIGHTS

               Each Eligible Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

               (a) Purchase Price. The purchase price per share shall be the lesser of (i) 85% of the fair market value of a share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value of a share of Stock on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value of a share of Stock on any date shall be the closing selling price of such share on such date, as officially quoted on the principal exchange on which the Stock is at the time traded or, if not traded on any exchange, the closing selling price per share of the Stock on such date, as reported on the Nasdaq National Market. If there are no sales of Stock on such day, then the closing selling price for the Stock on the next preceding day for which such closing selling price is quoted shall be determinative of fair market value.

               (b) Number of Purchasable Shares. The number of shares purchasable by a Participant upon the exercise of an outstanding purchase right shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period for which such purchase right is outstanding, by the purchase price per share in effect for that purchase period. However, the maximum number of shares

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purchasable by any Participant during any one purchase period shall not exceed
500 shares (subject to adjustment under Section VI(b)).

               Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

               (c) Payment. Payment for the Stock purchased under the Plan shall be effected through the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the purchase period and shall terminate with the pay day ending with or immediately prior to the last day of such purchase period. The amounts so collected shall be credited to the Participant's individual account under the Plan, but no interest shall be paid on the balance from time to time outstanding in the account. The collected amounts may be commingled with the Company's general assets and used for general corporate purposes.

               (d)    Termination of Purchase Rights.

                    (i) A Participant may, on or before the last day of any purchase period, terminate his or her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designee). No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and the Participant shall have the following election with respect to any payroll deductions made by such individual with respect to the terminated purchase right: (A) have the Company refund those payroll deductions or (B) have such payroll deductions held for the purchase of shares at the end of the purchase period. If no such election is made, then such payroll deductions shall automatically be refunded at the end of such purchase period.

                   (ii) The termination shall be irrevocable with respect to the particular purchase right to which it pertains, and the Participant may not subsequently rejoin the purchase period covered by such terminated right.

               (e) Termination of Service. If a Participant ceases to remain in Service while his or her purchase right remains outstanding, then such purchase right shall immediately terminate, and all sums previously collected from the Participant during the purchase period in which such termination occurs shall be refunded promptly to the Participant. However, should the Participant die or become permanently disabled while in Service or should the Participant cease active employment by reason of a leave of absence, then the Participant (or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution) shall have the election, exercisable up until the end of the purchase period in which the Participant dies or becomes permanently disabled or in which the leave of absence commences, to (i) withdraw all the funds credited to the Participant's


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account at the time of his or her cessation of Service or at the commencement of such leave or (ii) have such funds held for the purchase of shares at the end of such purchase period. If no such election is made, then such funds shall automatically be held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payroll deductions be added to the Participant's account following his or her cessation of Service or the commencement of such leave. Should the Participant return to active Service following a leave of absence, then his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, provided such return to Service occurs prior to the expiration date of the purchase period in which such leave began.

               For purposes of the Plan: (a) the Participant shall be considered to remain in Service for so long as such Participant remains in the active employ of the Company or one or more other Participating Companies, and (b) the Participant shall be deemed to be permanently disabled if he or she is unable to engage in any substantial gainful employment, by reason of any medically-determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months.

               (f) Stock Purchase. The Stock subject to the purchase right of each Participant (other than Participants whose payroll deductions have been refunded in accordance with Section VII(d) or (e) above) shall be automatically purchased on the Participant's behalf on the last business day of the purchase period. The purchase shall be effected by applying the amount credited to each Participant's account on the last date of the purchase period to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase period. Any amount remaining in the Participant's account after such application shall be refunded promptly.

               (g) Proration of Purchase Rights. Should the total number of shares of Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants.

               (h) Rights as Stockholder. A Participant shall have no rights as a stockholder of the Company with respect to shares covered by his or her outstanding purchase right under the Plan until the shares are actually purchased on the Participant's behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

               A Participant shall be issued, as soon as practicable after the date of each purchase, a stock certificate for the number of shares purchased on the Participant's behalf. Such certificate may, upon the Participant's request, be issued in the names of the Participant and his or her spouse as community property or as joint tenants with right of survivorship.


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               (i) Assignability. No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant's death and during the Participant's lifetime the purchase right shall be exercisable only by the Participant.

               (j) Merger or Liquidation of Company. In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization (other than a reorganization effected primarily to change the State in which the Company is incorporated) or in the event the Company is liquidated, all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the effective date of such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants during the purchase period of such transaction to the purchase of whole shares of Stock, subject, however, to the applicable limitations of
Section VII(b). Any amount not applied to the purchase of Stock by reason of the
Section VII(b) limitation on the maximum number of purchasable shares shall be refunded promptly.

    VIII.      ACCRUAL LIMITATIONS

               (a) No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to acquire Stock accrued under other purchase rights granted to the Participant under this Plan and (ii) similar rights accrued by the Participant under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of Stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

               (b) For purposes of applying the accrual limitations of Section VIII(a), the right to acquire Stock pursuant to each purchase right granted under the Plan shall accrue as follows:

                    (i) The right to acquire Stock under each such purchase right shall accrue when the purchase right first becomes exercisable on the last business day of the purchase period for which such right is granted.

                   (ii) No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more other purchase rights granted to the Participant during such calendar year.

                  (iii) To the extent the Participant's purchase right does not, by reason of the Section VIII(a) limitations, accrue on the last business day of the particular purchase period for which such right is granted, then the payroll

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deductions which the Participant made during that purchase period with respect to such purchase right shall be refunded promptly.

               (c) In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

      IX.      AMENDMENT AND TERMINATION

               The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall adversely affect purchase rights at the time outstanding under the Plan; and provided, further, that no such action of the Board may, without the approval of the Company's stockholders, materially increase the number of shares issuable under the Plan or the maximum number of shares which any one Participant may purchase under the Plan during a single purchase period (provided, however, the Plan Administrator shall have the authority to effect adjustments pursuant to Section VI(b) without stockholder approval), alter the purchase price formula so as to reduce the purchase price specified in the Plan, otherwise materially increase the benefits accruing to Participants under the Plan, or materially modify the requirements for eligibility to participate in the Plan.

       X.      GENERAL PROVISIONS

               (a) The Plan became effective on the Effective Date. On June 15, 1992 the Board approved a restatement of the Plan, to be effective as of October 1, 1992. The restatement was approved by the Company's stockholders at the 1992 Annual Meeting. On May 4, 1994, the Board approved an amendment to the Plan to increase the aggregate number of shares issuable over the term thereof from 100,000 to 150,000 shares. The amendment was approved by the Company's stockholders at the 1994 Annual Meeting. In June 1997, the Board approved another amendment to the Plan to increase the aggregate number of shares issuable over the term thereof from 150,000 to 200,000 shares, subject to stockholder approval at the 1997 Annual Meeting.

               (b) The Plan shall terminate upon the earlier of (i) September 30, 2001, or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

               (c) All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

               (d) Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.


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               (e) The provisions of the Plan shall be governed by the laws of the State of California.

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